Exhibit 99.3

News Release
Andrew Corporation
3 Westbrook Corporate Center, Suite 900, Westchester, IL USA 60154 Phone: +1 (708) 236-6600 www.andrew.com
Andrew Rejects Unsolicited Acquisition Proposal from CommScope
—Offer Is Inadequate and Undervalues Andrew—
WESTCHESTER, IL, August 9, 2006 — The board of directors of Andrew Corporation, a global leader in communications systems and products, has voted unanimously to reject the unsolicited proposal from CommScope, Inc. to acquire Andrew for $9.50 per share in cash. After a thorough review, the board, in consultation with its advisors, concluded that CommScope’s proposal is wholly inadequate and not in the best interests of its shareholders.
“The board carefully reviewed and considered CommScope’s proposal and found it does not adequately reflect the value of Andrew, its business prospects, and its industry-leading products, global customer base, and skilled global workforce,” said Ralph Faison, president and chief executive officer, Andrew Corporation.
“Andrew’s industry-leading product portfolio and globally diversified customer base provide the company with a unique ability to meet the long-term global demand trends for wireless infrastructure. Andrew remains in a strong position to offer industry-leading support to operators, OEMs, and other communications providers around the world. As evidenced by our record sales and orders in our fiscal third quarter, we are growing share and improving operations through innovative products and the hard work of our global team. Our management team and employees are committed to delivering results and capitalizing on business opportunities that will drive future operational and financial improvements. We are confident in the outlook for our future.”
About Andrew Corporation
Andrew Corporation (NASDAQ: ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P 500 company founded in 1937.
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Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 236-6507

News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 236-6568 or publicrelations@andrew.com
Forward-Looking Statements
Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Forward-looking statements are based on currently available information. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended September 30, 2005. The company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.